----------                                --------------------
  FORM 4                                      OMB APPROVAL
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/ / Check this box if no                  OMB Number:3235-0362
longer subject to Section                 Expires:  September
16. Form 4 or Form 5 obligation           30, 2000
may continue. See Instruction 1           Estimated average
                                          burden hours per
                                          response.........1.0
                                          --------------------

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------
1.   Name and Address of Reporting Person*

     DAS                 ANTHONY             A.
     ------------------------------------------------
     (Last)              (First)             (Middle)

     10411 MOTOR CITY DRIVE
     ------------------------------------------------
                         (Street)

     BETHESDA            MARYLAND            20817
     ------------------------------------------------
     (City)              (State)             (Zip)

--------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

          Startec Global Communications Corporation (STGC)

--------------------------------------------------------------
3.   I.R.S. or Social Security Number of Reporting Person,
     (Voluntary)


--------------------------------------------------------------
4.   Statement for Month/Year
          November, 1999

--------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          ___  Director                 ___  10% Owner
          _X_  Officer (give title      ___  Other (specify
                         below)                        below)

   Senior Vice President, Corporate and International Affairs

--------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

==============================================================
     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                OF, OR BENEFICIALLY OWNED
==============================================================
1.   Title of Security (Instr.3)

          A.   Common Stock, par value $.01 per share
          B.   Common Stock, par value $.01 per share

--------------------------------------------------------------
2.   Transaction Date (Month/Day/Year)

          A.   November 18, 1999
          B.   November 18, 1999

--------------------------------------------------------------
3.   Transaction Code (Instr.8)

               Code           V
               ----          ----
          A.    S
          B.    S
--------------------------------------------------------------
4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount              (A) or (D)          Price
               ------              ----------          -----
          A.   4,100                    D              $19.875
          B.   4,900                    D              $19.75
--------------------------------------------------------------
5.   Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

          A.   0

--------------------------------------------------------------
6.   Ownership Form: Direct (D) or Indirect (I) (Instr.4)

          A.

--------------------------------------------------------------
7.   Nature of Beneficial Ownership (Instr. 4)

          A.

--------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                     (Over)
                                 SEC 1474 (7-97)

=============================================================
   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
               PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
               SECURITIES)
=============================================================
1.   Title of Derivative Security (Instr. 3)

          A.   Option (Right to Buy)
          B.   Option (Right to Buy)
          C.   Option (Right to Buy)


--------------------------------------------------------------
2.   Conversion or Exercise Price of Derivative Security

          A.   $9.00
          B.   $9.00
          C.   $9.00


--------------------------------------------------------------
3.   Transaction Date (Month/Day/Year)

          A.   November 18, 1999
          B.   November 18, 1999
          C.   November 18, 1999


--------------------------------------------------------------
4.   Transaction Code (Instr. 8)

               Code           V
               ----           -

          A.    M
          B.    M
          C.    M

--------------------------------------------------------------
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

          A.   3,000     D
          B.   3,000     D
          C.   3,000     D

--------------------------------------------------------------
6.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable         Expiration Date
          ----------------         ---------------

          A.   **                         8/18/07
          B.   **                         12/08/07
          C.   **                         6/08/08

--------------------------------------------------------------
7.   Title and Amount of Securities Underlying Securities (Instr. 3 and 4)

          Title                    Amount or Number of Shares
          -----                    --------------------------

          A.   Common Stock               75,000
          B.   Common Stock               15,000
          C.   Common Stock               15,000
--------------------------------------------------------------
8.   Price of Derivative Security (Instr. 5)

          A.   $9.00*
          B.   $9.00*
          C.   $9.00*
--------------------------------------------------------------
9.   Number of Derivative Securities  Beneficially Owned at End of Month (Instr.
     4)

          A.   4,500
          B.   12,000
          C.   12,000

--------------------------------------------------------------
10.  Ownership Form of Derivative Security: Direct(D) or Indirect (I) (Instr. 4)

          A.   D
          B.   D
          C.   D
--------------------------------------------------------------
11.  Nature of Indirect Beneficial Ownership (Instr. 4)



==============================================================
Explanation of Responses:

**   Options vests 20% per year beginning on the first anniversary of the date of grant. Notwithstanding such vesting schedule, the exercisability of all out-standing options were suspended for six months from the repricing date of Decem-ber 14, 1998.

*    Options reprice on December 14, 1998.

==============================================================


          /S/ ANTHONY A. DAS                 December 10, 1999
          -------------------------------    ---------------
          **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                     Page 2
                                 SEC 1474 (7-97)